ALBERT WONG & CO.
CERTIFIED PUBLIC ACCOUNTANTS
7th Floor, Nan Dao Commercial Building
359-361 Queen's Road Central
Hong Kong
Tel : 2851 7954
Fax: 2545 4086

B.Soc., Sc., ACA., LL.B.,
CPA(Practising)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference into this Registration Statement on Form S-1 Amendment No. 4 of Hulunbeier Huahui Department Store Co., Ltd. to be filed with the Securities and Exchange Commission on or about November 18, 2009, filed pursuant to Rule 462(b) of the Securities Act of 1933, as amended, of our report dated June 8, 2009, with respect to the financial statements of Hulunbeier Huahui Department Store Co., Ltd., for the years ended December 31, 2008 and 2007. We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

Albert Wong & Co.
Albert Wong & Co.
Hong Kong
November 18, 2009